Exhibit 1.1

CVR Partners, LP

CVR Nitrogen Finance Corporation

$645,000,000 of 9.25% Senior Secured Notes due 2023

PURCHASE AGREEMENT

June 3, 2016

CREDIT SUISSE SECURITIES (USA) LLC
As Representative of the Several Purchasers,
c/o Credit Suisse Securities (USA) LLC (“Credit Suisse”),
    Eleven Madison Avenue,
New York, N.Y. 10010-3629

Dear Sirs:

1. Introductory. CVR Partners, LP, a Delaware limited partnership (the “Company”), and CVR Nitrogen Finance Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), each agree with the several initial purchasers named in Schedule A hereto (the “Purchasers”), subject to the terms and conditions stated herein, to issue and sell to the several Purchasers U.S. $645,000,000 aggregate principal amount of their 9.25% Senior Secured Notes due 2023 (“Offered Securities”) to be issued under an indenture, dated as of June 10, 2016 (the “Indenture”), among the Issuers, the Guarantors (as defined below) and Wilmington Trust, National Association, as trustee (the “Trustee”). The Offered Securities will be unconditionally guaranteed as to the payment of principal and interest by each of the Company’s domestic restricted subsidiaries, other than the Co-Issuer (collectively, the “Guarantors” and such guarantees, the “Guarantees”).

The Offered Securities will be secured by certain collateral (the “Collateral”), as described in the General Disclosure Package (as defined herein) and the Final Offering Circular (as defined herein), and as more fully described in and pursuant to the Security Documents. The term “Security Documents” means the collateral trust agreement (the “Collateral Trust Agreement”), to be dated as of the Closing Date (as defined herein), by and among the Issuers, the Guarantors and Wilmington Trust, National Association, as collateral agent (the “Collateral Agent”), the security agreement (the “Security Agreement”), to be dated as of the Closing Date, by and among the Issuers, the Guarantors and the Collateral Agent, and any other security agreements, pledge agreements, intellectual property security agreements, mortgages or other similar agreements, and each of the other agreements, instruments or documents that creates or purports to create a lien on the assets of the Issuers and the Guarantors in favor of the Collateral Agent for the benefit of the holders of the Offered Securities. The rights of the holders of the Offered Securities with respect to the Collateral shall be further governed by the intercreditor agreement, to be entered into after the Closing Date, by and among the Issuers, the Guarantors, the Collateral Agent and the agent for the lenders under that certain credit agreement, to be entered into after the Closing Date, by and among the Company, one or more of the Company’s subsidiaries and the lenders party thereto.

This Agreement, the Offered Securities, the Guarantees, the Indenture and the Security Documents shall be referred to herein as the “Transaction Documents.”

Each of the Issuers and each Guarantor hereby agrees with the several Purchasers as follows:

2. Representations and Warranties of the Issuers and each Guarantor. Each of the Issuers and the Guarantors represents and warrants to, and agrees with, the several Purchasers that:

(a) Offering Circulars; Certain Defined Terms. The Issuers have prepared or will prepare a Preliminary Offering Circular and a Final Offering Circular.

For purposes of this Agreement:

“Applicable Time” means 2:00 pm (New York time) on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Final Offering Circular” means the final offering circular relating to the Offered Securities to be offered by the Purchasers that discloses the offering price and other final terms of the Offered Securities and is dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement).

“Free Writing Communication” means a written communication (as such term is defined in Rule 405) that constitutes an offer to sell or a solicitation of an offer to buy the Offered Securities and is made by means other than the Preliminary Offering Circular or the Final Offering Circular.

“General Disclosure Package” means the Preliminary Offering Circular together with any Issuer Free Writing Communication existing at the Applicable Time and the information in which is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule B hereto.

“General Solicitation Communication” shall have the meaning set forth in Section 2 herein.

“Issuer Free Writing Communication” means a Free Writing Communication prepared by or on behalf of the Issuers, used or referred to by the Issuers or containing a description of the final terms of the Offered Securities or of their offering, in the form retained in the Issuers’ records.

“Permitted General Solicitation Communication” shall have the meaning set forth in Section 2 herein.

“Preliminary Offering Circular” means the preliminary offering circular, dated May 31, 2016, relating to the Offered Securities to be offered by the Purchasers.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Securities Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).

“Supplemental Marketing Material” means any Issuer Free Writing Communication other than any Issuer Free Writing Communication specified in Schedule B hereto. Supplemental Marketing Materials include, but are not limited to, the electronic Bloomberg roadshow slides and the accompanying audio recording.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Securities Act.

(b) Disclosure. As of the date of this Agreement, the Final Offering Circular does not, and as of the Closing Date, the Final Offering Circular will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Applicable Time, and as of the Closing Date, neither (i) the General Disclosure Package, (ii) any individual Supplemental Marketing Material, when considered together with the General Disclosure Package, nor (iii) any General Solicitation Communication, when considered together with the General Disclosure Package, included, or will include, any untrue statement of a material fact or omitted, or will omit, to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding two sentences do not apply to statements in or omissions from the Preliminary or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material based upon written information furnished to the Issuers by any Purchaser through the Representative specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof. Except as disclosed in the General Disclosure Package, on the date of this Agreement, the Company’s Annual Report on Form 10‑K most recently filed with the Commission and all subsequent reports (collectively, the “Exchange Act Reports”) which have been filed by the Company with the Commission or sent to unitholders pursuant to the Exchange Act and incorporated by reference in the Preliminary or Final Offering Circular do not include, and as of the Closing Date will not include, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the Rules and Regulations.

(c) Good Standing of the Issuers and the Guarantors. Each of the Issuers and each Guarantor has been duly incorporated or formed, as applicable, and is existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, with power and authority (corporate or other) to own its properties and conduct its business as described in the General Disclosure Package; and each of the Issuers and each Guarantor is duly qualified to do business as a foreign corporation, limited partnership or limited liability company, as applicable, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification except to the extent the failure to be so qualified or to be in good standing in such other jurisdiction would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Issuers, the Guarantors and their respective subsidiaries taken as a whole (a “Material Adverse Effect”).

(d) Subsidiaries. Each subsidiary of the Company and each subsidiary of the Guarantors has been duly incorporated or formed, as applicable, and is existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, with power and authority (corporate or other) to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of the Company and each subsidiary of the Guarantors is duly qualified to do business as a foreign corporation, limited partnership or limited liability company, as applicable, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; all of the issued and outstanding capital stock, partnership interests or membership units, as applicable, of each subsidiary of the Company and each subsidiary of the Guarantors has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock, partnership interests or membership units, as applicable, of each subsidiary owned by the Company or each Guarantor, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

(e) Corporate Structure. The entities listed on Schedule D hereto are the only subsidiaries, direct or indirect, of the Company.

(f) Transaction Documents. The Indenture has been duly authorized by the Issuers and the Guarantors and, assuming due authorization, execution and delivery by the Trustee, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute valid and binding obligations of the Issuers and the Guarantors enforceable against the Issuers and the Guarantors in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Enforceability Exceptions”). The Offered Securities have been duly authorized by the Issuers for issuance and sale to the Purchasers pursuant to this Agreement and, on the Closing Date, will have been duly executed by the Issuers and, when authenticated by the Trustee, issued and delivered in the manner provided for in the Indenture and delivered against payment of the consideration set forth herein, will constitute valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits and security provided by the Indenture. The Guarantee of the Offered Securities by each Guarantor has been duly authorized by such Guarantor; and, when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date and issued, executed and authenticated in accordance with the terms of the Indenture, the Guarantee of each Guarantor will have been duly executed and delivered by each such Guarantor, will conform to the description thereof contained in the Final Offering Circular and will constitute valid and legally binding obligations of such Guarantor, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Each Security Document has been duly authorized by each of the Issuers and the Guarantors, and on the Closing Date, will have been duly executed and delivered by each of the Issuers and the Guarantors, will conform to the description thereof in the General Disclosure Package and, assuming due authorization, execution and delivery by the Collateral Agent, will constitute valid and binding obligations of each of the Issuers and the Guarantors, enforceable against the Issuers and the Guarantors subject to the Enforceability Exceptions, and when all required filings and recordings with respect to, and deliveries of, Collateral have been made as required by the Security Documents, will create valid, perfected security interests in the Collateral to the extent such security interests can be perfected by such filings, recordings and deliveries, subject to no prior liens other than Permitted Liens (as defined in the General Disclosure Package and Final Offering Circular).

(g) No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between either of the Issuers and any person that would give rise to a valid claim against the Issuers or any Purchaser for a brokerage commission, finder’s fee or other like payment.

(h) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required in connection with the execution, delivery or performance by the Issuers and the Guarantors of each of the Transaction Documents, or in connection with the issuance or sale of the Offered Securities by the Issuers to the Purchasers, and compliance by the Issuers and the Guarantors with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, except for such consents, approvals, authorizations, orders, registrations or qualifications as have been obtained by the Issuers and the Guarantors.

(i) Title to Property. Except as disclosed in the General Disclosure Package or to the extent the failure to have title or the existence of such liens, charges, encumbrances, defects, terms or provisions would not, individually or in the aggregate, have a Material Adverse Effect, the Issuers, the Guarantors and their respective subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, charges, encumbrances and defects (other than Permitted Liens as defined in the Indenture) that would affect the value thereof or interfere with the use made or to be made thereof by them; and except as disclosed in the General

Disclosure Package, the Issuers, the Guarantors and their respective subsidiaries hold any material leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

(j) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of the Transaction Documents, the issuance and sale of the Offered Securities and the Guarantees (and the application of the proceeds thereof, as described under the caption “Use of Proceeds” in the General Disclosure Package and the Final Offering Circular) and compliance with the terms and provisions thereof and the consummation of the transactions contemplated by the Transaction Documents will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance (other than Permitted Liens as defined in the Indenture) upon any property or assets of the Issuers, the Guarantors or any of their respective subsidiaries pursuant to (i) the charter, by-laws or operating agreements of the Issuers, the Guarantors or any of their respective subsidiaries, (ii) any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Issuers, the Guarantors or any of their respective subsidiaries or any of their respective properties, or (iii) any agreement or instrument to which the Issuers, the Guarantors or any of their respective subsidiaries is a party or by which the Issuers, the Guarantors or any of their respective subsidiaries is bound or to which any of the properties of the Issuers, the Guarantors or any of their respective subsidiaries is subject except, in the case of (ii) and (iii) as would not, individually or in the aggregate, have a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Issuers, the Guarantors or any of their respective subsidiaries.

(k) Absence of Existing Defaults and Conflicts. None of the Issuers, the Guarantors or their respective subsidiaries is (i) in violation of its respective charter, by-laws or operating agreement; (ii) in default (or with the giving of notice or lapse of time would be in default) under any existing obligation agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject; or (iii) in violation of any law or statute or judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except in the case of clauses (ii) and (iii) above, any such defaults or violations that would not, individually or in the aggregate, result in a Material Adverse Effect.

(l) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Issuers and the Guarantors.

(m) Possession of Licenses and Permits. The Issuers, the Guarantors and their respective subsidiaries possess, and are in compliance with the terms of, all certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them except to the extent the failure to comply with such Licenses would not, individually or in the aggregate, have a Material Adverse Effect and the Issuers, the Guarantors and their respective subsidiaries have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Issuers, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(n) Absence of Labor Dispute. No labor dispute with the employees of the Issuers, the Guarantors or any of their respective subsidiaries exists or, to the knowledge of the Issuers or the Guarantors, is imminent that could have a Material Adverse Effect.

(o) Possession of Intellectual Property. The Issuers, the Guarantors and their respective subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Issuers, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(p) Environmental Laws. Except as disclosed in the General Disclosure Package and except as would not, individually or in the aggregate, have a Material Adverse Effect, (a)(i) neither the Issuers, the Guarantors nor any of their respective subsidiaries is or has been in violation of, or has any liability under or relating to, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances, the protection or restoration of the environment or natural resources (including biota), health and safety including as such relates to exposure to Hazardous Substances, and natural resource damages (collectively, “Environmental Laws”), (ii) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Issuers, the Guarantors or any of their subsidiaries, (iii) none of the Issuers, the Guarantors or any of their subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable state law, (iv) no property or facility of the Issuers, the Guarantors or any of their subsidiaries is (A) listed or proposed for listing on the National Priorities List under CERCLA or is (B) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority, (v) neither the Issuers, the Guarantors nor any of their subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (vi) neither the Issuers, the Guarantors nor any of their subsidiaries is subject to any pending or, to the knowledge of the Issuers or the Guarantors, threatened claim by any governmental agency or governmental body or person relating to Environmental Laws or Hazardous Substances, (vii) the Issuers, the Guarantors and their respective subsidiaries have received and are in compliance with all permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their respective businesses; and (viii) to the knowledge of the Issuers and the Guarantors, there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under or relating to, or claim, action, investigation, proceeding, fine or penalty relating to, any Environmental Law; (b) to the knowledge of the Issuers and the Guarantors, there are no requirements proposed for adoption or implementation under any Environmental Law that would reasonably be expected to have a Material Adverse Effect; and (c) there are no costs associated with Environmental Laws that will, singly or in the aggregate, have a Material Adverse Effect. For purposes of this subsection “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and toxic mold, and (B) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste or words of similar import, or which can form the basis for liability, under Environmental Laws.

(q) Accurate Disclosure. The statements in the General Disclosure Package and the Final Offering Circular under the headings “Certain United States Federal Tax Considerations” and “Description of the Notes” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(r) Absence of Manipulation. None of the Issuers, the Guarantors and their respective affiliates has, either alone or with one or more other persons, bid for or purchased for any account in which it or any of its affiliates had a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities.

(s) Statistical and Market-Related Data. Any third-party statistical and market-related data included in a Preliminary Offering Circular, a Final Offering Circular, or any Issuer Free Writing Communication are based on or derived from sources that the Issuers and the Guarantors believe to be reliable and accurate in all material respects.

(t) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Company and its Board of Directors are in compliance with Sarbanes-Oxley and all applicable Exchange Rules. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function, and legal and regulatory compliance controls (collectively, “Internal Controls”), that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or, upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. The Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days does not reasonably expect to publicly disclose or report to its Audit Committee or its Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.

(u) Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Issuers, the Guarantors, any of their respective subsidiaries or any of their respective properties that, if determined adversely to the Issuers, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Issuers or the Guarantors to perform their obligations under the Indenture or this Agreement, or which are otherwise material in the context of the sale of the Offered Securities and the Guarantees; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Issuers’ or the Guarantors’ knowledge, contemplated.

(v) Financial Statements. The financial statements included in the General Disclosure Package present fairly in all material respects the financial position of the Company and CVR Nitrogen Partners, L.P. (“CVR Nitrogen”) and their respective consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis and the pro forma financial statements, including the notes thereto, included and incorporated by reference in the General Disclosure Package comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Act; and the assumptions used in preparing the pro forma financial statements included in the General

Disclosure Package provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements. No other financial statements or supporting schedules are required to be included in the General Disclosure Package by the Securities Act.

(w) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Issuers, the Guarantors and their respective subsidiaries, taken as a whole, that has had a Material Adverse Effect; (ii) except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Issuers or the Guarantors on any class of their capital stock, partnership interests or membership units (other than dividends or distributions made to such entity’s direct or indirect parent in the ordinary course of business), as applicable, and (iii) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change in the capital stock, partnership interests or membership units, as applicable, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Issuers, the Guarantors and their respective subsidiaries.

(x) Investment Company Act. Neither the Issuers nor any Guarantor is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”); and neither the Issuers nor any Guarantor is and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act.

(y) Regulations T, U, X. Neither the Issuers nor any Guarantor nor any of their respective subsidiaries nor any agent thereof acting on their behalf (other than the Purchasers, as to which no representation is made) has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Offered Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(z) Ratings. No “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act has imposed (or has informed the Issuers or any Guarantor that it is considering imposing) any condition (financial or otherwise) on the Issuers’ or any Guarantor’s retaining any rating assigned to the Issuers or any Guarantor or any securities of the Issuers or any Guarantor or (ii) has indicated to the Issuers or any Guarantor that it is considering any of the actions described in Section 7(d)(ii) hereof.

(aa) Class of Securities Not Listed. No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Offered Securities are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

(bb) No Registration. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 4 hereof, the offer and sale of the Offered Securities in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(a)(2) thereof and by Rule 144A (“Rule 144A”) or Regulation S

(“Regulation S”) thereunder; and it is not necessary to qualify an indenture in respect of the Offered Securities under the Trust Indenture Act.

(cc) No General Solicitation; No Directed Selling Efforts. Neither the Issuers, nor any Guarantor, nor any of their respective affiliates, nor any person acting on its or their behalf (other than the Purchasers, as to which no representation is made) (i) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act) the Offered Securities or any security of the same class or series as the Offered Securities or (ii) has offered or will offer or sell the Offered Securities (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) (any such communication constituting a form of general solicitation or a general advertising, is referred to herein as a “General Solicitation Communication”), other than any such communication consented to in writing by the Representative (a “Permitted General Solicitation Communication”) under the Securities Act or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S. Any such General Solicitation Communications consented to by the Representative are identified on Schedule C hereto. The Issuers, the Guarantors, their respective affiliates and any person acting on its or their behalf (other than the Purchasers, as to which no representation is made) have complied and will comply with the offering restrictions requirement of Regulation S. Neither the Issuers nor any Guarantor has entered and neither the Issuers nor any Guarantor will enter into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement.

(dd) Reporting Status. The Company is subject to Section 13 or 15(d) of the Exchange Act.

(ee) No Restrictions on Subsidiaries. No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, partnership interests or membership units, as applicable, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

(ff) Solvency. On and immediately after the Closing Date, the Issuers and the Guarantors (after giving effect to the issuance of the Offered Securities and the other transactions related thereto as described in each of the General Disclosure Package and the Final Offering Circular) will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of each Issuer and each Guarantor, as applicable, is not less than the total amount required to pay the liabilities of such Issuer or such Guarantor, respectively, on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) each Issuer and each Guarantor, as applicable, is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature; (iii) assuming consummation of the issuance of the Offered Securities as contemplated by this Agreement, the General Disclosure Package and the Final Offering Circular, each Issuer and each Guarantor, as applicable, is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) each Issuer and each Guarantor, as applicable, is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which each Issuer and each Guarantor, as applicable, is engaged.

(gg) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Issuers or any of their subsidiaries, on the one hand, and the directors, officers,

stockholders or other affiliates of the Issuers or any of their subsidiaries, on the other, which is material to the Issuers and their subsidiaries, taken as a whole, that is not described, or incorporated by reference, in each of the General Disclosure Package and the Final Offering Circular.

(hh) No Unlawful Payments; Compliance with OFAC and Anti-Money Laundering Laws. Each of the Issuers, the Guarantors, their subsidiaries, affiliates (other than entities that may constitute affiliates because they are owned or controlled by Icahn Enterprises L.P., except for CVR Energy, Inc. and its subsidiaries) and any of their respective officers, directors, supervisors, managers, agents, or employees, represents that it has not violated, its participation in the offering will not violate, and it has instituted and maintains policies and procedures designed to ensure continued compliance each of the following laws: (a) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977 or any other law, rule or regulation of similar purpose and scope, (b) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principals or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder or (c) laws and regulations imposing U.S. economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any Executive Order, directive, or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder.

(ii) Tax Compliance. The Issuers, the Guarantors and their respective subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and, except as set forth in the General Disclosure Package, the Issuers, the Guarantors and their respective subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.

(jj) Insurance. The Issuers, the Guarantors and their respective subsidiaries are insured by insurers against such losses and risks and in such amounts as they reasonably believe to be prudent for the businesses in which they are engaged; all policies of insurance insuring the Issuers, the Guarantors or any of their respective subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Issuers, the Guarantors and their respective subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no material claims by the Issuers, the Guarantors or any of their respective subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause except to the extent the denial of any such claim would not, individually or in the aggregate, result in a Material Adverse Effect; neither the Issuers nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package.

(kk) Forward-Looking Statements. No forward-looking statement contained in the General Disclosure Package has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(ll) eXtensible Business Reporting Language. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the General Disclosure Package fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Issuers agree to sell to the several Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Issuers, at a purchase price of 96.5688% of the principal amount thereof plus accrued interest from June 10, 2016 to the Closing Date (as hereinafter defined), the respective principal amounts of the Offered Securities set forth opposite the names of the several Purchasers in Schedule A hereto.

The Issuers will deliver against payment of the purchase price the Offered Securities to be offered and sold by the Purchasers in reliance on Regulation S (the “Regulation S Securities”) in the form of one or more permanent global Securities in registered form without interest coupons (the “Offered Regulation S Global Securities”) which will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) for the respective accounts of the DTC participants and registered in the name of Cede & Co., as nominee for DTC. The Issuers will deliver against payment of the purchase price the Offered Securities to be purchased by each Purchaser hereunder and to be offered and sold by each Purchaser in reliance on Rule 144A (the “144A Securities”) in the form of one or more permanent global securities in definitive form without interest coupons (the “Restricted Global Securities”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. The Regulation S Global Securities and the Restricted Global Securities shall be assigned separate CUSIP numbers. The Restricted Global Securities shall include the legend regarding restrictions on transfer set forth under “Transfer Restrictions” in the Final Offering Circular. Until the termination of the distribution compliance period (as defined in Regulation S) with respect to the offering of the Offered Securities, interests in the Regulation S Global Securities may only be held by the DTC participants for the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). Interests in any permanent global Securities will be held only in book-entry form through Euroclear, Clearstream, Luxembourg or DTC, as the case may be, except in the limited circumstances described in the Final Offering Circular.

Payment for the Regulation S Securities and the 144A Securities shall be made by the Purchasers in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representative drawn to the order of the Company at the office of Davis Polk & Wardwell LLP, 450 Lexington Ave., New York, NY 10017 at 9:00 A.M., (New York time), on June 10, 2016, or at such other time not later than seven full business days thereafter as the Representative and the Issuers determine, such time being herein referred to as the “Closing Date”, against delivery to the Trustee as custodian for DTC of (i) the Regulation S Global Securities representing all of the Regulation S Securities for the respective accounts of the DTC participants for Euroclear and Clearstream, Luxembourg and (ii) the Restricted Global Securities representing all of the Offered 144A Securities. The Regulation S Global Securities and the Restricted Global Securities will be made available for checking at the above office of Davis Polk & Wardwell LLP at least 24 hours prior to the Closing Date.

4. Representations by Purchasers; Resale by Purchasers.  (a)  Each Purchaser severally represents and warrants to the Issuers and the Guarantors that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(b) Each Purchaser severally acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser severally represents, warrants and agrees that it has offered and sold the Offered Securities, and will offer and sell the Offered Securities (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 or Rule 144A. Accordingly, neither such Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Offered Securities, and such Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. Each Purchaser severally agrees that, at or prior to confirmation of sale of the Offered Securities, other than a sale pursuant to Rule 144A, such Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Offered Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in this subsection (b) have the meanings given to them by Regulation S.

(c) Each Purchaser severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for any such arrangements with the other Purchasers or affiliates of the other Purchasers or with the prior written consent of the Issuers and the Guarantors.

(d) Each Purchaser severally represents, warrants and agrees that it and each of its affiliates will not offer or sell the Offered Securities in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act other than a Permitted General Solicitation Communication. Each Purchaser severally agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.

(e) In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the Purchasers severally represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of Offered Securities to the public in that Relevant Member State other than:
(i) to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(ii) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the

Prospectus Directive, subject to obtaining the prior consent of the lead manager for any such offer; or
(iii) to in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Offered Securities shall require the issuer or any initial purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of Offered Securities to the public” in relation to any Offered Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Securities to be offered so as to enable an investor to decide to purchase or subscribe the Offered Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
(f) Each of the Purchasers severally represents and agrees that
(i)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Offered Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Issuers or the Guarantors; and
(ii)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom.
5. Certain Agreements of the Issuers and Guarantors. Each of the Issuers and the Guarantors agrees with the several Purchasers that:

(a) Amendments and Supplements to Offering Circulars. The Issuers and the Guarantors will promptly advise the Representative of any proposal to amend or supplement the Preliminary or Final Offering Circular and will not effect such amendment or supplementation without the Representative’s consent, provided that, the foregoing shall not prohibit the Company from filing any document with the Commission, or issuing any press release, which counsel to the Company believes is necessary or advisable in order to comply with applicable laws, rules or regulations, subject to the reasonable comment of the Purchasers, so long as the Company has used commercially reasonable efforts to provide the Purchasers with reasonable notice thereof prior to such filing. If, at any time prior to the completion of the resale of the Offered Securities by the Purchasers, there occurs an event or development as a result of which any document included in the Preliminary or Final Offering Circular, the General Disclosure Package, any Supplemental Marketing Material or any General Solicitation Communication, if republished immediately following such event or development, included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Issuers and the Guarantors promptly will notify the Representative of such event and promptly will prepare and furnish, at its own expense, to the Purchasers and the dealers and to any other dealers at the request of the Representative, an amendment or supplement which will correct such statement or omission. Neither the Representative’s consent to, nor the Purchasers’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7.

(b) Furnishing of Offering Circulars. The Issuers and the Guarantors will furnish to the Representative copies of the Preliminary Offering Circular, each other document comprising a part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements to such documents and each item of Supplemental Marketing Material, in each case as soon as available and in such quantities as the Representative requests. At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company, the Co-Issuer and the Guarantors will promptly furnish or cause to be furnished to the Representative (and, upon request, to each of the other Purchasers) and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities. The Company will pay the expenses of printing and distributing to the Purchasers all such documents.

(c) Blue Sky Qualifications. The Issuers and the Guarantors will cooperate with the Purchasers in arranging for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as the Representative designates and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Purchasers, provided that the Issuers will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state or subject itself to taxation in a jurisdiction where it is not already so subject.

(d) Reporting Requirements. For so long as the Offered Securities remain outstanding, the Issuers and the Guarantors will furnish to the Representative and each of the other Purchasers, as soon as practicable after the end of each fiscal year, a copy of its annual reports to unitholders for such year, if one is prepared. However, so long as the Company or any direct or indirect parent of the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Purchasers.

(e) Transfer Restrictions. During the period of two years after the Closing Date, the Issuers will, upon request, furnish to the Representative, each of the other Purchasers and any holder of Offered Securities a copy of the restrictions on transfer applicable to the Offered Securities.

(f) [Reserved.]

(g) Investment Company. During the period of one year after the Closing Date, neither the Issuers nor any Guarantor will be or become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(h) Payment of Expenses. The Issuers and the Guarantors will pay all expenses incidental to the performance of their respective obligations under this Agreement, the Indenture and the Security Documents, including but not limited to (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities, the preparation and printing of this Agreement, the Offered Securities, the Indenture, the Security Documents, the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements thereto, each item of Supplemental Marketing Material and any other document relating to the issuance, offer, sale and delivery of the Offered Securities; (iii) any taxes payable in connection with the authorization, issuance, sale, preparation and delivery of the Offered Securities or in connection with the authorization, preparation, execution, registration and delivery of the Guarantees or the Security Documents; (iv) the cost of any advertising approved by the Issuers in connection with the issue of the Offered Securities; (v) reasonable expenses (including reasonable fees and disbursements of counsel to the Purchasers) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions in the United States and Canada as the Representative designates and the preparation and printing of memoranda relating thereto; (vi) any fees charged by investment rating agencies for the rating of the Offered Securities; (vii) expenses incurred in distributing the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular (including any amendments and supplements thereto) and any Supplemental Marketing Material to the Purchasers; and (viii) all costs relating to the creation or perfection of liens on the Collateral (including fees and disbursements of counsel to the Purchasers, not to exceed $75,000). The Issuers and the Guarantors will also pay or reimburse the Purchasers (to the extent incurred by them) for costs and expenses of the Purchasers and the Issuers’ officers and employees and any other expenses of the Purchasers, and the Issuers and the Guarantors relating to investor presentations on any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Issuers’ and the Guarantors’ officers and employees and any other expenses of the Issuers and the Guarantors including 50% of the cost of the chartering of airplanes. It is understood, however, that, except as provided in this Agreement, the Purchasers will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Offered Securities by them, and any roadshow expenses incurred by them (other than costs and expenses incurred by the Purchasers on behalf of the Issuers).

(i) Use of Proceeds. The Issuers will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Issuers do not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Purchaser.

(j) Absence of Manipulation. In connection with the offering, until Credit Suisse shall have notified the Issuers and the other Purchasers of the completion of the resale of the Offered Securities, neither the Issuers, the Guarantors nor any of their affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither it nor any of their affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.

(k) Restriction on Sale of Securities. For a period of 60 days from the date hereof, neither the Issuers nor any Guarantor will, directly or indirectly, take any of the following actions with respect to any United States dollar-denominated debt securities issued or guaranteed by the Issuers or such Guarantor and having a maturity of more than one year from the date of issue or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Securities Act relating to Lock-Up Securities or publicly disclose the intention to take any such action, without the prior written consent of the Representative. Neither the Issuers nor any Guarantor will at any time directly or indirectly, take any action referred to in clauses (i) through (v) above with respect to any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(a)(2) of the Securities Act or the safe harbor of Rule 144A or Regulation S thereunder to cease to be applicable to the offer and sale of the Offered Securities.

6. Free Writing Communications. (a) Issuer Free Writing Communications. The Issuers and each Guarantor each represents and agrees that, unless it obtains the prior consent of Credit Suisse, and each Purchaser represents and agrees that, unless it obtains the prior consent of the Issuers and Credit Suisse, it has not made and will not make any offer relating to the Offered Securities that would constitute (i) an Issuer Free Writing Communication or (ii) a General Solicitation Communication other than a Permitted General Solicitation Communication.

(b) Term Sheets. Each of the Issuers consents to the use by any Purchaser of a Free Writing Communication that (i) contains only (A) information describing the preliminary terms of the Offered Securities or their offering or (B) information that describes the final terms of the Offered Securities or their offering and that is included in or is subsequently included in the Final Offering Circular, including by means of a pricing term sheet in the form of Exhibit A hereto, or (ii) does not contain any material information about the Issuers or any Guarantor or their securities that was provided by or on behalf of the Issuers or any Guarantor, it being understood and agreed that the Issuers and each Guarantor shall not be responsible to any Purchaser for liability arising from any inaccuracy in such Free Writing Communications referred to in clause (i) or (ii) as compared with the information in the Preliminary Offering Circular, the Final Offering Circular or the General Disclosure Package.

7. Conditions of the Obligations of the Purchasers.  The obligations of the several Purchasers to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties of the Issuers and the Guarantors herein (as though made on the Closing Date), to the accuracy of the statements of officers of each of the Issuers and the Guarantors made pursuant to the provisions hereof, to the performance by the Issuers and the Guarantors of their obligations hereunder and to the following additional conditions precedent:

(a)  Company’s Accountants’ Comfort Letter. The Purchasers shall have received a letter, dated respectively, the date of this Agreement on the General Disclosure Package and the Closing Date on the Final Offering Circular, of Grant Thornton LLP in form and substance satisfactory to the Purchasers, concerning the financial information with respect to the Company and its consolidated subsidiaries set forth in the General Disclosure Package and the Final Offering Circular.

(b) CVR Nitrogen’s Accountants’ Comfort Letter. The Purchasers shall have received a letter, dated respectively, the date of this Agreement on the General Disclosure Package and the Closing Date on the Final Offering Circular, of PricewaterhouseCoopers LLP in form and substance satisfactory to the Purchasers, concerning the financial information with respect to CVR Nitrogen and its consolidated subsidiaries set forth in the General Disclosure Package and the Final Offering Circular.

(c) Certificate of the Chief Financial Officer of the Company. The Purchasers shall have received a certificate, received a letter, dated respectively, the date of this Agreement on the General Disclosure Package and the Closing Date on the Final Offering Circular, substantially in the form of Exhibit B hereto.

(d) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Issuers, the Guarantors and their respective subsidiaries taken as a whole which, in the judgment of the Representative, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Issuers or any Guarantor by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Issuers or any Guarantor (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Issuers or any Guarantor has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representative, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market, (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Issuers or any Guarantor on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representative, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it in the judgment of the Representative impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(e) Opinion and 10b-5 letter of Counsel for Issuers and Guarantors. The Purchasers shall have received an opinion and 10b-5 letter, dated the Closing Date, in form and substance reasonably satisfactory to the Purchasers, of Vinson & Elkins LLP, counsel for the Issuers and the Guarantors, in form and substance reasonably satisfactory to the Purchasers.

(f) Opinion and 10b-5 letter of Counsel for Purchasers. The Purchasers shall have received an opinion and 10b-5 letter, each dated the Closing Date, in form and substance reasonably satisfactory to the Purchasers, of Davis Polk & Wardwell LLP, counsel for the Purchasers.

(g) Officers’ Certificate. The Purchasers shall have received a certificate, dated the Closing Date, of an executive officer of each of the Issuers and the Guarantors and a principal financial or accounting officer of each of the Issuers and the Guarantors in which such officers shall state that the representations and warranties of the Issuers and the Guarantors in this Agreement are true and correct, that the Issuers and the Guarantors have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the date of the most recent financial statements included or incorporated by reference in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Issuers, the Guarantors and their respective subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(h) Security Documents. The Purchasers shall have received fully executed copies of each Security Document (other than any mortgages which shall be received within 90 days following the Closing Date) that shall have been executed and delivered by duly authorized officers of each party thereto and such evidence as they may reasonably require of the effectiveness of the security contemplated thereby and the perfection of the security interests created thereby (including, without limitation, the filing of UCC-1s, recordations with the United States Patent and Trademark Office, filings with the United States Copyright Office and delivery of certificated securities or other possessory collateral).

(i) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Offered Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Offered Securities.

(j) DTC. The Offered Securities shall be eligible for clearance and settlement through DTC.

The Issuers and the Guarantors will furnish the Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Purchasers reasonably request.

8. Indemnification and Contribution. (a) Indemnification of Purchasers. The Issuers and the Guarantors, jointly and severally, will indemnify and hold harmless each Purchaser, its officers, employees, agents, partners, members, directors and its affiliates and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, any Issuer Free Writing Communication (including with limitation, any Supplemental Marketing Material), any General Solicitation Communication or Exchange Act Reports, or (ii) any omission or alleged omission of a material fact, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto) whether threatened or commenced and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Issuers and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Issuers by the Representative specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

(b) Indemnification of Issuers and Guarantors. Each Purchaser will severally and not jointly indemnify and hold harmless each of the Issuers, the Guarantors, each of their respective directors and each of their respective officers and each person, if any, who controls the Issuers or such Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Purchaser Indemnified Party”), against any losses, claims, damages or liabilities to which such Purchaser Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Issuer Free Writing Communication or arise out of or are based upon the omission or the alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuers by such Purchaser through the Representative specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Purchaser Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Purchaser Indemnified Party is a party thereto) whether threatened or commenced based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Purchaser consists of the following information in the Preliminary and Final Offering Circular furnished on behalf of each Purchaser: the third paragraph (offering price), the second and third sentences of the sixth paragraph (market making) and the seventh and eighth paragraphs (stabilization) under the caption “Plan of Distribution”; provided, however, that the Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon either of the Issuers’ failure to perform its obligations under Section 5(a) of this Agreement.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuers on the one hand and the Purchasers on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuers and the Guarantors on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Issuers and the Guarantors on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Issuers bear to the total discounts and commissions received by the Purchasers from the Issuers under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers and the Guarantors or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it were resold exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint.

The Issuers, the Guarantors and the Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Purchasers. If any Purchaser or Purchasers default in their obligations to purchase Offered Securities hereunder and the aggregate principal amount of Offered Securities that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities, Credit Suisse may make arrangements satisfactory to the Issuers for the purchase of such Offered Securities by other persons, including any of the Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Purchasers agreed but failed to purchase. If any Purchaser or Purchasers so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities and arrangements satisfactory to Credit Suisse and the Issuers for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Issuers, except as provided in Section 10. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section. Nothing herein will relieve a defaulting Purchaser from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, rights of contribution, agreements, representations, warranties and other statements of the Issuers, the Guarantors or their respective officers and of the several Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the Issuers, the Guarantors or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Securities by the Purchasers is not consummated, the Issuers and the Guarantors shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Issuers, the Guarantors and the Purchasers pursuant to Section 8 shall remain in effect. If the purchase of the Offered Securities by the Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(d), the Issuers and the Guarantors will reimburse the Purchasers for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

11. Notices. All communications hereunder will be in writing and, if sent to the Purchasers will be mailed, delivered or telegraphed and confirmed to Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD, or, if sent to the Issuers or the Guarantors, will be mailed, delivered or telegraphed and confirmed to it c/o CVR Partners, LP, 10 E. Cambridge Circle Drive, Suite 250, Kansas City, KS, Attention: John R. Walter, with a copy (which shall not constitute notice) to Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, Attention: E. Ramey Layne; provided, however, that any notice to a Purchaser pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Purchaser.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder, except that holders of Offered Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Issuers as if such holders were parties thereto.

13. Representation of Purchasers. Credit Suisse will act for the several Purchasers in connection with this purchase, and any action under this Agreement taken by Credit Suisse will be binding upon all the Purchasers.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. Each of the Issuers and the Guarantors acknowledge and agree that:

(a) No Other Relationship. The Representative has been retained solely to act as initial purchasers in connection with the initial purchase, offering and resale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Issuers or the Guarantors and the Representative has been created in respect of any of the transactions contemplated by this Agreement or the Preliminary or Final Offering Circular, irrespective of whether the Representative has advised or is advising the Issuers or the Guarantors on other matters;

(b) Arm’s-Length Negotiations. The purchase price of the Offered Securities set forth in this Agreement was established by the Issuers and the Guarantors following discussions and arms-length negotiations with the Representative and the Issuers and the Guarantors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Issuers and the Guarantors have been advised that the Representative and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Issuers or the Guarantors and that the Representative has no obligation to disclose such interests and transactions to Issuers or the Guarantors by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Issuers and the Guarantors waive, to the fullest extent permitted by law, any claims they may have against the Representative for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representative shall have no liability (whether direct or indirect) to the Issuers or the Guarantors in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Issuers, including stockholders, employees or creditors of the Issuers or the Guarantors.

16. Applicable Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuers and the Guarantors hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Issuers and the Guarantors irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

If the foregoing is in accordance with the Purchasers’ understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Issuers, the Guarantors and the several Purchasers in accordance with its terms.

Very truly yours,

CVR PARTNERS, LP

By:     CVR GP, LLC,
its general partner

By:     /s/ Susan M. Ball

Name:    Susan M. Ball
Title:     Chief Financial Officer and Treasurer

CVR NITROGEN FINANCE CORPORATION

By:      /s/ Susan M. Ball

Name:    Susan M. Ball
Title:    Chief Financial Officer and Treasurer

[Signature Page to Purchase Agreement]

CVR NITROGEN GP, LLC

By:     /s/ Susan M. Ball

Name:    Susan M. Ball
Title:    Authorized Person

CVR NITROGEN, LP

By:     CVR Nitrogen GP, LLC,
its general partner

By:      /s/ Susan M. Ball

Name:    Susan M. Ball
Title:    Authorized Person

EAST DUBUQUE NITROGEN FERTILIZERS, LLC

By:      /s/ Susan M. Ball

Name:    Susan M. Ball
Title:    Authorized Person

CVR NITROGEN HOLDINGS, LLC

By:     /s/ Susan M. Ball

Name:    Susan M. Ball
Title:    Authorized Person

COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC

By:      /s/ Susan M. Ball

Name:    Susan M. Ball
Title:    Authorized Person

[Signature Page to Purchase Agreement]

The foregoing Purchase Agreement
is hereby confirmed and accepted
as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By: /s/ David Alterman
Name:    David Alterman
    Title:    Managing Director

Acting on behalf of itself
and as the Representative
of the several Purchasers

[Signature Page to Purchase Agreement]

EXHIBIT A
High Yield Capital Markets

Issuers:	CVR Partners, LP CVR Nitrogen Finance Corporation
Security Description:	Senior Secured Notes due 2023 (“Notes”)
Size:	$645,000,000
Gross Proceeds:	$628,868,550
Coupon:	Interest will accrue at a rate of 9.250% per annum
Maturity:	June 15, 2023
Offering Price:	97.499%
Yield to Maturity:	9.750%
Spread to Treasury:	824 basis points
Benchmark:	1.625% UST due May 31, 2023
Ratings:(1)	B1 / B+
Interest Payment Dates:	June 15 and December 15
Commencing:	December 15, 2016
Record Dates:	June 1 and December 1
Optional Redemption:
Callable, on or after the following dates, and at the following prices expressed as a percentage of principal:
Date Price
June 15, 2019 104.625%
June 15, 2020 102.313%
June 15, 2021 and thereafter 100.000%

Make-Whole:	Callable prior to first call date at make-whole call of T+50
Equity Clawback:	Redeemable on or prior to June 15, 2019 at 109.250% for up to 35%
Change of Control:	Put at 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any
Trade Date:	June 3, 2016

Ex. A-1

Settlement Date:	June 10, 2016 (T+5)
CUSIP Numbers:	144A: 12663Q AA3
Reg S: U1511Q AA7
ISIN Numbers:	144A: US12663QAA31
Reg S: USU1511QAA77
Min. Allocation:	$2,000
Increments:	$1,000
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC UBS Securities LLC
(1) These securities ratings have been provided by Moody’s and Standard & Poor’s. Neither of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of the other rating.
Changes from the Preliminary Confidential Offering Circular dated May 31, 2016 (the “Preliminary Offering Circular”):

Ex. A-2

Asset Sale covenant:
The covenant described under “Description of the Notes—Repurchase at the Option of Holders—Asset Sales” is amended by adding the following text after the seventh paragraph of such section:
Notwithstanding anything to the contrary under this “Asset Sales” heading, upon the sale, lease, conveyance or other disposition of all or substantially all of one of the Principal Properties (any such transaction, a “Principal Property Sale”), then within 30 days following such Principal Property Sale, the Partnership will make a Change of Control Offer on the terms set forth in the indenture to all Holders of notes, as described under “—Change of Control” above (a “Principal Property Offer”). In the case of any such Principal Property Offer, the notice sent by the Partnership to each Holder and the Trustee shall describe the transaction or transactions constituting the Principal Property Sale, and the Partnership shall otherwise make such offer in accordance with the requirements for a Change of Control Offer. Upon completion of a Principal Property Offer, the Net Proceeds from such Principal Property Sale will not be required to be applied as set forth above under this “Asset Sales” heading, and such Net Proceeds will not constitute “Excess Proceeds”.
The requirement to make a Principal Property Offer within 30 days following a Principal Property Sale shall not apply at any time if (1) pro forma for such Principal Property Sale, the Partnership owns nitrogen fertilizer plants having aggregate capacity to produce 500,000 or more tons of ammonia per year, (2) after the Issue Date and prior to such Principal Property Sale, a Change of Control has occurred, (3) a third party makes the Principal Property Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Principal Property Offer made by the Partnership and purchases all notes properly tendered and not withdrawn under the Principal Property Offer, (4) a notice of redemption has been given for all of the notes pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price or (5) in connection with or in contemplation of any Principal Property Sale, the Partnership has made an Alternate Offer for any and all notes validly tendered at the Alternate Offer Price and has purchased all notes properly tendered in accordance with the terms of such Alternate Offer. If the Partnership is not required to make a Principal Property Offer pursuant to clauses (1) or (2) of the immediately preceding sentence, then all other provisions of the covenant described under this “Asset Sales” heading shall instead apply.
Notwithstanding anything to the contrary contained herein, a Principal Property Offer by the Partnership or a third party or an Alternate Offer may be made in advance of a Principal Property Sale, subject to one or more conditions precedent, including but not limited to the consummation of such Principal Property Sale, if a definitive agreement is in place for the Principal Property Sale at the time the Principal Property Offer or Alternate Offer is made. A Principal Property Sale requiring the Partnership to make a Principal Property Offer and not involving any other transaction shall be governed by the covenant described under this “Asset Sales” heading and not the covenant set forth under “—Merger, Consolidation or Sale of Assets”.

Ex. A-3

“Asset Sale”:
The definition of “Asset Sale” under “Description of the Notes—Certain Definitions” is amended by revising clauses (1) thereof as set forth below (the only changes being the addition of the underlined text):
(1) the sale, lease, conveyance or other disposition of any properties or assets outside of the ordinary course of business (which for purposes of this definition of “Asset Sale,” any sale, lease, conveyance or other disposition of either or both Principal Properties shall not be in the ordinary course of business); provided, however, that the disposition of all or substantially all of the properties or assets of the Partnership and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “— Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sales covenant; and

“Permitted Liens”:
The definition of “Permitted Liens” under “Description of the Notes—Certain Definitions” is amended by revising clauses (2) and (17) thereof as set forth below (the only changes being the addition of the underlined text):
(2) Liens securing the notes (other than additional notes) and the Note Guarantees;
(17) any Lien renewing, extending, refinancing or refunding a Lien permitted by any other clause (other than clauses (33) and (35)) in this definition of “Permitted Lien,” provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof and after-acquired property to the extent it would have been subject to a Lien in respect of the arrangements under which the original Lien arose);

Additional Tax Disclosure:
The Notes are being issued with original issue discount (“OID”) for U.S. federal income tax purposes. The amount of OID with respect to the Notes is equal to the excess of the stated principal amount of the Notes over the “issue price” (which equals the “Offering Price” listed above) of the Notes. A U.S. holder, whether on the cash or accrual method of tax accounting, generally will be required to include the OID in income for U.S. federal income tax purposes as it accrues on a constant yield basis in advance of the receipt of cash payments to which such income is attributable. A U.S. holder will be required to include the OID in income (as ordinary income), in addition to the inclusion of stated interest, and generally will be required to include in income increasingly greater amounts of OID in successive accrual periods. A U.S. holder’s tax basis in a Note will be increased by any OID previously included in income with respect to the Note. U.S. holders are urged to consult their tax advisors regarding the tax consequences applicable to them as a result of the Notes being issued with OID for U.S. federal income tax purposes.

Affiliate note purchases:
In connection with the offering, one or more affiliates of Icahn Enterprises L.P. (“IEP”) are purchasing an aggregate principal amount of the notes of $25.0 million. IEP is an affiliate of the Issuers. Because one or more affiliates of the Issuers are purchasing notes in this offering which will be held through DTC, it is unlikely the Issuers will ever be able to determine if the requisite holding period under Rule 144 has been satisfied with respect to any holder and therefore unlikely the Issuers will ever be able to remove the restrictive legend from the notes.

Ex. A-4

We expect that delivery of the Notes will be made against payment therefore on or about June 10, 2016, which will be five business days following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next succeeding business day should consult their own advisor.
This term sheet to the Preliminary Offering Circular related to the offering of the Notes described above should be read together with the Preliminary Offering Circular, and the information incorporated by reference therein, before making an investment decision with regard to the Notes. The information in this communication supersedes the information in the Preliminary Offering Circular to the extent that it is inconsistent therewith. Terms used and not defined herein have the meanings assigned in the Preliminary Offering Circular.
This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the offering circular in making their investment decisions. This communication is not intended to be a confirmation as required under Rule 10b-10 of the Exchange Act. A formal confirmation will be delivered to you separately. This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes will be offered and sold to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Act”), and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Act. The Notes have not been registered under the Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

Ex. A-5

EXHIBIT B
CVR PARTNERS, LP

CERTIFICATE OF THE CHIEF FINANCIAL OFFICER

June [•], 2016

Reference is hereby made to the Purchase Agreement, dated June [•], 2016 (the “Purchase Agreement”), among CVR Partners, LP, a Delaware limited partnership (the “Company”), CVR Nitrogen Finance Corporation, a Delaware corporation, the Guarantors and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers named on Schedule A thereto (the “Initial Purchasers”). Capitalized terms used but not defined in this certificate have the meaning assigned to them in the Purchase Agreement.

I am responsible for the financial accounting matters of the Company and am familiar with the accounting books and records and internal controls of the Company. To assist the Initial Purchasers in conducting and documenting their investigation of the affairs of the Company, I, Susan Ball, in my capacity as Chief Financial Officer of the Company, do hereby certify pursuant to Section 7(c) of the Purchase Agreement that after reasonable inquiry and investigation by myself or members of my staff who are responsible for the Company’s financial and accounting matters:

1.
The items marked with an “A” on the attached pages from the Company’s Form 10-K for the year ended December 31, 2015, incorporated by reference in the General Disclosure Package, (a) are derived from the accounting books and records of the Company, (b) fairly present, in all material respects, the financial performance or position of the Company as of and for the years ended December 31, 2012 and December 31, 2011, and (c) were prepared in conformity with generally accepted accounting principles (“GAAP”), where applicable.

2.
I, or members of my staff who report to me and are responsible for the Company’s financial and accounting matters, have prepared the unaudited pro forma financial statements of the Company for (i) the year ended December 31, 2015, (ii) the three month period ended March 31, 2016, and (iii) the twelve month period ended March 31, 2016 (together, the “Pro Forma Financial Statements”), which are included in the General Disclosure Package. With respect to each of the amounts included in the General Disclosure Package marked with a “B” on the attached pages, I , or members of my staff who report to me and are responsible for the Company’s financial and accounting matters, have compared such amount to the information set forth in the Pro Forma Financial Statements or calculated such amount using the information set forth in the Pro Forma Financial Statements, and found such amounts to be in agreement.

3.
The items marked with a “C” on the attached pages from the General Disclosure Package (a) have been derived from the Company’s due diligence and analyses performed in connection with the acquisition of CVR Nitrogen, LP and CVR Nitrogen GP, LLC, and (b) have been prepared by the Company in good faith and are based upon the best information available to the Company).

4.
The items marked with a “D” on the attached pages from the General Disclosure Package (a) are derived from the accounting books and records of the Company, (b) fairly present, in all material respects, the Company’s calculation of the aforementioned information for the period

Ex. B-1

presented and (c) are, as of the date of this certificate, a true and accurate measurement of the data purported to be represented for the periods presented, in all material respects and (d) are prepared in conformity with GAAP, where applicable.

[Signature page follows]

Ex. B-2

IN WITNESS WHEREOF, I, have signed this certificate as of the date first written above.

CVR PARTNERS, LP

By:

Name:	Susan Ball

Title:	Treasurer and Chief Financial Officer

Ex. B-3

SCHEDULE A

Manager	Principal Amount of Offered Securities
Credit Suisse Securities (USA) LLC	$419,250,000
UBS Securities LLC	225,750,000
Total	$645,000,000

Sch. A-1

SCHEDULE B
Issuer Free Writing Communications (included in the General Disclosure Package)
1. Final term sheet, dated June 3, 2016, a copy of which is attached hereto as Exhibit A.

Sch. B-1

SCHEDULE C

Permitted General Solicitation Communications
None.

Sch. C-1

SCHEDULE D
LIST OF SUBSIDIARIES
CVR Nitrogen Finance Corporation
CVR Nitrogen GP, LLC
CVR Nitrogen, LP
East Dubuque Nitrogen Fertilizers, LLC
CVR Nitrogen Holdings, LLC
Coffeyville Resources Nitrogen Fertilizers, LLC

Sch. D-1